DISTRIBUTION AGREEMENT

        This Distribution Agreement ("Agreement") is made and entered into effective as of November 9, 1996,("Effective Date") by and between Acceleration Software International Corporation, a Washington corporation ("Developer"), and Pointe Control, a Washington corporation ("Distributor").

                                    RECITALS

        A. Distributor is in businesses related to development, distribution and sale of software and other technology-related products (including computer-related products and services), and, with their shareholders other parties, may form other related entities to further engage in such business.

        B. Developer and Distributor desire that Distributor distribute certain of Developer's existing and future software and other technology in specified geographic areas, and desire to enter into a flexible agreement providing for such distribution, subject to future identification of the specific software or other technology, the geographic areas of distribution, pricing, volumes and other matters as may be determined by the parties as the necessity arises.

IN CONSIDERATION OF THE MUTUAL PROMISES CONTAINED HEREIN, THE PARTIES AGREE AS FOLLOWS:

1.   DEFINITIONS.

        1.01 "SOFTWARE" shall mean the software product(s) described in Exhibit A (as defined below), and upgrades or other modifications to such specific product (but not other products sold or otherwise distributed with or in connection with such product), as determined in the discretion of Developer.

        1.02 "SOFTWARE COPY" shall mean an object code copy of the Software, together with a copy of any user manual or other documentation or materials which are (or, if none, ordinarily would be) customarily supplied to End Users by Developer with the Software, packaged for retail sale.

        1.03 "END USER" shall mean, in the case of Software, any third party which obtains a Software Copy to fulfill its own computer aided instruction or tool needs, or, in the case of Technology, any third party which obtains the Technology in a form suitable to fulfill its needs.

        1.04 "TERRITORY" shall mean the geographic area identified in Exhibit A.

        1.05 "LOCALIZATION" shall mean modification of Software or Software Copies ("Localized Software") or Technology ("Localized Technology") to meet the needs of non-English speaking End Users in the Territory. This may include code changes, additions and alterations to the feature set, changes in the data, translation, or new art or new packaging, with the intent to provide more culturally acceptable Software or Technology to End Users speaking a principal language in use in the Territory.

        1.06 "SALE" or "SELLING" OR "PURCHASE" OR "PURCHASING" of Software, Software Copies or Technology shall mean, with respect to the intellectual property rights related to such Software or Technology, the grant or acquisition, respectively, of a license to use the Software or Technology. With respect to tangible property, such terms shall be accorded their common meanings. In either case, such terms shall (i) include all sales, licenses, transfers or other dispositions for value, (ii) include use by Distributor, and
(iii) be deemed a sale not later than when recorded as such on the books and records of Distributor which are maintained for financial statement purposes.

        1.07 "EXHIBIT A" shall mean each such Exhibit attached to and made a part of this Agreement as of

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this Agreement's  Effective Date, and each such Exhibit subsequently executed by the parties and so made a part of this Agreement as of the Effective Date specified in such subsequent Exhibit. Each such Exhibit A shall be construed, together with this Agreement, as a separate and distinct agreement between the parties, without taking into account or considering any such other Exhibit A, such that performance or default in connection with any one such Exhibit A shall not determine or affect performance or default as construed in connection with any such other Exhibit A. In the event of any conflict between the terms and conditions of any such Exhibit A and this Agreement considered without such Exhibit A, the terms and conditions of Exhibit A shall take precedence and control.

        1.08 "AFFILIATE" shall mean any entity fifty percent (50%) or more of the value or control of which is owned, directly or indirectly, by Distributor, or their shareholders, or any combination of such parties, or any entity which owns, directly or indirectly, fifty percent (50%) or more of the value or control of such entities or their shareholders.

        1.09 "TECHNOLOGY" shall mean the technology described in Exhibit A. For purposes of this Agreement, "technology" shall be construed in its broadest sense to include any information of actual or potential commercial use or value relating to or arising out of the business of Developer, regardless of whether patented, copyrighted or otherwise protected by law, and including but not limited to computer and other programs, trade secrets, procedures, concepts, processes, methodology, design data, computer software, specifications, research, inventions or know-how, any of which may include or be incorporated within or utilized in connection with either tangible or intangible property or services, or some combination of such property and services. Such technology may be of various forms or kinds which may, in various cases, be distributed, licensed, provided or otherwise used. "Potential Technology" for purposes of
Section 8.09 shall be deemed to include (i) any technology which Developer is developing or considering developing, and as to which Developer has given Distributor notice of such development, and (ii) all performance-enhancement computer utility software, specifically including that relating to CD-ROM drive, hard drive and other storage media. In interpreting this Agreement in connection with Technology (as distinguished from Software or Software Copies), a broad interpretation shall be applied to all terms and conditions to effect the intent of the parties that this Agreement apply to future transactions in connection with such Technology, in accordance with any Exhibit A made a part of this Agreement after the Effective Date.

2.   APPOINTMENT AND AUTHORITY OF DISTRIBUTOR.

        2.01 APPOINTMENT AS DISTRIBUTOR FOR TERRITORY. Subject to the terms and conditions set forth in this Agreement, Developer hereby appoints Distributor as Developer's distributor for the Software and/or the Technology in the Territory, as specified in Exhibit A, and Distributor hereby accepts such appointment. "Distributor," "distribution" and similar terms shall be construed as appropriate for the circumstances in cases in which Technology is marketed, sold, or provided in connection with services or tangible property. The parties contemplate that Developer may appoint Distributor, and Distributor may accept appointment as Developer's distributor, with respect to other or additional Software and/or Technology in the Territory or other territories, which appointment and acceptance, if any, shall be pursuant to additional Exhibit(s) A in substantially the form attached, as executed by the parties and made a part of this Agreement.

        2.02 EXCLUSIVE DISTRIBUTOR. For so long as Distributor is performing in compliance with this Agreement (including complying with any Minimum Performance Requirements, as defined in Section 10.03), Developer shall not grant any other party rights to distribute Localized Software or Localized Technology in the Territory. Distributor acknowledges that certain of Developer's other distributors are not prohibited from distributing in the Territory Software or Technology which has not been localized, but Developer will not make any Localized Software or Localized Technology available to such distributors with respect to the Territory.

       2.03 OEM SALES AND SITE LICENSES. In addition to distribution of Software Copies provided for in Section 2.01, Distributor shall have the right to distribute the Software to either (i) a computer hardware manufacturer or seller desiring to bundle the Software with computer hardware (an "OEM Sale") or (ii) a user desiring a license to use the Software on more than one (1) computer owned, operated and used by such user in such

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user's place of business without acquiring individual Software Copies for use on each such computer (a "Site License", as further interpreted within the ordinary meaning of the term). Such Software shall consist of CD-ROM discs (i) which have been acquired from Developer for, and only for, such respective use, (ii) which are packaged in a form not suitable for normal retail distribution to End Users, and (iii) which are sold only in the Territory and for use or resale only in the Territory. In the case of any other OEM Sale or Site License not including an individual CD-ROM disc, Distributor shall further have the right to negotiate the preliminary business terms of any such sale or license, on a case-by-case basis, for review, further negotiation, and execution of a definitive agreement by Developer (who shall have the sole right to enter into any such agreement), in which case Distributor shall be compensated as provided in Exhibit A.

        2.04 RESPONSIBILITIES OF DISTRIBUTOR. Distributor shall, at its cost, prepare localized versions of the Software and Software Copies or the Technology, and shall market and distribute Software Copies and Technology in the Territory, including marketing and distribution in the Territory for resale. Distributor shall use its best efforts to pursue aggressive sales policies and procedures (including marketing) to realize the maximum sales potential for the Software or Technology, and to establish and promote Developer's business name, trademarks, brandnames, and similar attributes, in the Territory. Distributor shall not distribute or market the Software Copies or the Technology outside the Territory.

        2.05 INDEPENDENT CONTRACTORS. The relationship of Developer and Distributor established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to (i) give either party the power to direct or control the day-to-day activities of the other,
(ii) constitute the parties as partners, joint ventures, co-owners or otherwise as participants in a joint or common undertaking. All financial obligations associated with Distributor's business are the sole responsibility of
Distributor. All sales and other agreements between Distributor and its customers are Distributor's exclusive responsibility and shall have no effect on Distributor's obligations under this Agreement. Distributor shall be solely responsible for, and shall indemnify and hold Developer free and harmless from, any and all claims, damages or lawsuits (including Developer's attorneys' fees) arising out of the acts of Distributor, its employees or its agents. Distributor shall not constitute, and shall take no action which would cause it to be treated as, a "permanent establishment" of Developer within the meaning of the tax laws of any country.

3.   PRODUCTION OF SOFTWARE, SOFTWARE COPIES AND TECHNOLOGY.

        3.01 CD-ROM DISCS AND OTHER MEDIA. In the case of Software, except as otherwise specifically provided in Exhibit A, Developer shall, at its cost and at a facility of its selection, reproduce the object code of Software onto CD-ROM discs (including labeling and artwork) in a form suitable for packaging and distribution to End Users at Developer's cost and at a facility of Developer's selection. Localized Software will be reproduced by Developer from a master copy of the Software (including a master of labeling and artwork) which has been Localized and provided by Distributor at Distributor's cost. As circumstances may require or make advantageous (as determined in the discretion of Developer), in particular in the case of Technology, Developer may reproduce and provide to Distributor Software or Technology in other media or form. Under no circumstances shall Distributor replicate or otherwise duplicate Software or Technology, on CD-ROM discs or otherwise, or obtain such replicated or duplicated Software from any source other than Developer. Possession by Distributor of a "Gold Disc" or other medium commonly used to replicate or duplicate software shall not be construed as evidence that Distributor has any right to replicate or duplicate Software.

        3.02 DOCUMENTATION AND PACKAGING. Distributor shall produce all documentation, packaging and other items customarily supplied to End Users, and shall assemble such items, all at Distributor's cost. Such items shall be provided to Developer not less than fifteen (15) days prior to commencement of production for Developer's review and approval, and production shall not be commenced until approved in writing by Developer, except that failure by Developer to approve or disapprove within fifteen (15) days shall be deemed to be approval.

     3.03 MUTUAL ASSISTANCE. Distributor and Developer shall cooperate and provide reasonable and timely

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assistance to one another in connection with preparation of Localized Software or Technology.

4.   END USER RESTRICTIONS.

     Except as otherwise provided under applicable law:

     4.01 Only a personal, non-transferable, and non-exclusive right to use Software or Technology (on a single designated system shall be granted to each End User.

        4.02 Developer retains all rights in and title to Software and Technology, including the media on which it is provided, and in and to all copies, and no title to the Software or such media is transferred to either Distributor or any End User.

        4.03 The End User may not copy the Software or Technology (except in the case of Software ,except for one (1) copy for backup purposes and only as necessary to use the Software on such End User's designated system), and all such copies shall contain all copyright and other proprietary notices or legends of Developer on the Software as delivered to the End User.) No copies of the Software documentation may be made by the End User.

        4.04 Developer shall not be liable to the End User for any general, special, direct, indirect, consequential, incidental, or other damages arising out of the license to use the Software .

        4.05  Software   shall  be  provided  to  the  End  User  subject  to  a
"shrink-wrap" or other appropriate license agreement, which shall be subject to approval by Developer under Section 3.02.

5.   RESTRICTIONS ON DISTRIBUTOR.

        Distributor agrees (i) in the case of Software, not to reverse assemble, decompile, or otherwise attempt to derive source code from the Software, and, if source code is provided, to use such code solely for necessary localization purposes, not to disclose such code to persons other than those with a need to know for such purposes (and then only subject to a non-disclosure agreement approved in advance by Developer), and to return or destroy all copies of such source code immediately upon the earlier of completion of localization or the request of Developer; (ii) in the case of Technology, not to attempt to determine any Confidential Information (within the meaning of Section 14) from the Technology, (iii) to comply with all export, re-export, and anti-boycott, restrictions and regulations of the Department of Commerce or other United States agency or authority, and not to transfer, or authorize the transfer, of the Software or Technology to a prohibited country or otherwise in violation of any such restrictions or regulations, and (iv) to comply with all other laws, foreign and domestic, in connection with the Software and Technology.

6.   PAYMENT.

        6.01 PAYMENT AMOUNT. Distributor agrees to pay Developer the amounts set forth in Exhibit A, plus shipping to points outside of the continental U.S., if any. Such amounts specified shall be net of any withholding or similar tax imposed by the taxing jurisdiction in which Distributor does business or with respect to which or from which payments to Developer are made, and net of any customs duty, tariff or similar charge.

        6.02 TIMING OF PAYMENTS. In the case of Software or Technology, payment to Developer for which is dependent upon delivery to Distributor of CD-ROM discs or other media or tangible property, Payment shall be made prior to release to Distributor of such property, except as otherwise specified in Exhibit A. In other cases, including percentage royalties or amounts dependent upon or affected by Distributor's gross receipts, net income, or other factors, payment to Developer shall be made not later than thirty (30) days after the end of the month in which such event occurs or such amounts may be reasonably determined. All payments required to be made to Developer pursuant to this Agreement shall be made to Developer in the State of Washington, USA, at its office or at such

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banking  institution  as Developer may direct from time to time, in  immediately available funds, in legal tender of the United States of America.

        6.03 AUDIT RIGHTS. Distributor shall maintain accurate books and records pertaining to the production and distribution of Software or Technology, including packaging, documentation, artwork, and all other components of the Software Copies or Technology in whatever form distributed, and similar rights as to Software or Technology sold in other than the form of Software Copies. Developer's designated auditors shall have the right, upon reasonable request and during ordinary business hours, to examine such books and records, and the physical inventory of Software Copies. Developer shall be entitled to exercise such right to examine upon the end of each calendar quarter with respect to the first year of the term of this Agreement (including each applicable Exhibit A), and shall thereafter be entitled to exercise such right upon the end of each calendar semi-annual period or, if more frequent, upon the end of any calendar quarter following any such examination in which it is determined that any underpayment of five percent (5%) or more was made by Distributor to Developer. Further, Distributor shall require its third party suppliers, vendors and customers (including printers, manufacturers, distributors, and resellers) to allow Developer to examine books and records and physical inventories of such parties pertaining to the production, distribution and sale of Software or Technology. Such examination shall be at Developer's expense, unless the examination reflects an underpayment of five percent (5%) or more of the amount that should have been paid for the period audited, in which case Distributor shall bear the expense of such audit. Interest of one and one- half percent (1.5%) per month shall paid on payments not timely made.

        6.04 TRANSACTIONS WITH AFFILIATES. All transactions by Distributor with Affiliates shall be at fair market prices for comparable transactions between unrelated parties, including a reasonable profit on such transactions. In any case where payment by Distributor to Developer is a percentage royalty based upon Distributor's receipts, or is otherwise dependent upon or affected by Distributor's sales price or other amount received, for purposes of determining Distributor's payment to Developer, Distributor's sales price or other amount received from an Affiliate shall be disregarded, and instead shall be deemed to be the amount received from the first non-Affiliate making such payment.

        6.05 BUNDLED TRANSACTIONS. In any case where payment to Developer by Distributor is a percentage royalty or is otherwise dependent upon or affected by Distributor's gross receipts, sales price, net income or other amount received with respect to a Bundled Transaction, for purposes of determining Distributor's payment to Developer, such amount received shall be deemed to include all gross receipts received in connection with such Bundled Transaction, without regard to the allocation or characterization of the gross receipts as relating to the Software or Technology or to other aspects of the transaction. For purposes of this Agreement, "Bundled Transaction" shall mean any transaction in which Distributor receives payment for Software or Technology and other property or services in a single integrated transaction, and "gross receipts" shall mean the total amount realized, without reduction for cost of sales, returns or allowances, or expenses of any kind.

        6.06 SECURITY INTEREST. Distributor hereby grants Developer a security interest in accounts or other amounts receivable by Distributor in connection with the sale of the Software or Technology or Software Copies. Distributor further agrees that in event of a default in payment of amounts due Developer which is not cured within fifteen (15) days as provided in Section 10.04, Developer may take all reasonable action to perfect such security interest (or, where appropriate, take comparable action under the laws of a jurisdiction other than the U.S.). Distributor shall assist Developer in taking any such action, including by executing documents reasonably requested by Developer to do so.

7.  DEVELOPER'S WARRANTY.

        7.01 WARRANTY. Developer warrants that the Software provided to Distributor by Developer in connection with Localization by Distributor will conform to the Software or Technology then being distributed by Developer.
Developer further warrants that upon delivery, and for sixty (60) days thereafter, the media on which the Software or Technology is delivered will be free of defects in material and workmanship. Should any such

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defects appear in material and  workmanship  appear during the warranty  period,
Developer shall, as its sole obligation, replace such defective copy upon its prompt return to Developer.

        7.02 LIMITATION OF LIABILITY AND REMEDIES. EXCEPT AS SET FORTH ABOVE, DEVELOPER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AND SPECIFICALLY EXCLUDES ANY WARRANTY THAT ANY SERVICES, MATERIALS OR PRODUCTS FURNISHED BY DEVELOPER ARE FIT FOR ANY PARTICULAR PURPOSE AND FURTHER SPECIFICALLY EXCLUDES ANY IMPLIED WARRANTIES OF MERCHANTABILITY. THE STATED WARRANTIES, COVENANTS AND REMEDIES SET FORTH IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER OBLIGATIONS OR LIABILITIES ON THE PART OF DEVELOPER FOR DAMAGES OR OTHER RELIEF, INCLUDING, BUT NOT LIMITED TO, SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES THAT IN ANY WAY ARISE OUT OF OR IN CONNECTION WITH THE USE AND/OR THE PERFORMANCE OF SUCH SERVICES, MATERIALS OR PRODUCTS FURNISHED BY DEVELOPER. IN NO EVENT SHALL ANY LIABILITY OF DEVELOPER TO DISTRIBUTOR PURSUANT TO THIS AGREEMENT EXCEED THE AMOUNT RECEIVED BY DEVELOPER FROM DISTRIBUTOR WITH RESPECT TO THE TECHNOLOGY (INCLUDING SOFTWARE) GIVING RISE TO THE LIABILITY.

8.  ADDITIONAL OBLIGATIONS OF DISTRIBUTOR.

        8.01 ESTIMATED DISTRIBUTION DATE. Except as otherwise provided in Exhibit A, upon receipt of Developer's localization kit, Distributor shall, within one (1) week, provide Developer with an estimated distribution date for the related Software or Technology. This distribution date must be within two
(2) calendar months after receipt of the localization kit. Failure to meet such distribution date shall be a material breach within the meaning of Section 10.04.

        8.02 PROMOTION OF SOFTWARE OR TECHNOLOGY. Distributor shall, at its own expense, vigorously promote the distribution of the Software or Technology within the Territory. Such promotion shall include, but shall not be limited to, advertising the Software or Technology in publications within the Territory, participating in trade shows, establishing appropriate distribution channels and merchandising programs, and directly soliciting orders from customers for Software or Technology.

        8.03 TECHNICAL SUPPORT. Distributor shall provide the level of technical support for all Localized Software or Technology equivalent in all material respects to that which Developer provides its distributors and End Users, within the U.S.

        8.04 MARKETING AND SALES MATERIALS. Distributor shall be responsible to produce appropriate sales and marketing materials, all of which are subject to advance approval of Developer. In the event Developer fails to approve or disapprove of any such materials within fifteen (15) days after submission to Developer by Distributor with a request for approval, such materials shall be deemed approved. Developer shall cooperate and provide reasonable assistance to Distributor in connection with preparation of such materials.

     8.05 NO ASSIGNMENT. Distributor shall not assign or otherwise transfer its rights or obligations under this Agreement.

        8.06 GOVERNMENTAL APPROVALS. Distributor shall advise Developer of any governmental permits or approvals required to consummate the transactions contemplated by this Agreement, shall obtain such permits or approvals, and shall provide evidence thereof to Developer.

        8.07 REGISTRATION OF USERS. Distributor shall include a registration form in Software Copies, shall use its best efforts to obtain the registration of End Users, and shall provide all such End User Registration information to Developer promptly (and in any event within thirty (30) days) after the end of each calendar quarter. Distributor shall similarly use its best efforts to identify customers of Technology and make such information available to

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Developer.

        8.08 MARKET DATA. Distributor shall provide Developer with market data relating to the Software or Technology, including (i) monthly numbers of Software or Technology sold to other distributors, resellers, and End Users, and, where feasible, the identity of the parties to whom sold, (ii) marketing and merchandising programs completed and planned, (iii) names of distributors and resellers offering the Software and Technology, and (iv) any other information of benefit to Developer in cooperating with Distributor and developing modifications to the Software or Technology or new products. In particular, Distributor shall give Developer notice of all Software or Technology "bugs" promptly upon discovery and, in the case of severe bugs, within forty-eight (48) hours after discovery.

        8.09 OTHER PRODUCTS OR SERVICES. Distributor acknowledges that in the course of the performance of this Agreement, certain valuable confidential and proprietary information will be furnished by Developer to Distributor and because of the unique nature of such information, it is necessary to provide for non-competition obligations in order to protect such information. In light of the above, during the term of this Agreement and, at the discretion of Developer exercisable by notice to Distributor not later than the non-renewal or other termination of this Agreement, for a period of six (6) months after such non-renewal or other termination, Distributor shall not, without the express written approval of Developer, commence marketing, distribution, sale or other providing of any technology (as such term is described in Section 1.09, including computer software) or other product or service which may tend to be directly or indirectly competitive or similar in purpose or use with, or otherwise related to, the Software or Technology or Potential Technology (as defined in Section 1.09), as determined in Developer's discretion. The parties acknowledge that breach of this Section would cause irreparable damage to Developer, for which Developer would not have an adequate remedy for damages, such that, in the event of any such breach, in addition to other remedies, Developer may apply to a court to specifically enforce the provisions of this Section.

9.  ADDITIONAL OBLIGATIONS OF DEVELOPER.

     9.01 NEW DEVELOPMENTS. Developer shall provide Distributor reasonable notice of new developments in connection with the Software or Technology.

     9.02 MARKETING ASSISTANCE. Developer shall provide Distributor with market data which is obtained by Developer and relates to the Software or Technology, and which may benefit Distributor in distributing the Software or Technology.

10.  TERM, RENEWAL AND TERMINATION.

        10.01 TERM. The Effective Date of this Agreement is as set forth above, and the Effective Date of each subsequent Exhibit A is as set forth in such Exhibit. The term of this Agreement shall be one (1) year, commencing with its Effective Date, and the term with respect to each subsequent Exhibit A shall be one (1) year, commencing with its respective Effective Date, in either case unless renewed or terminated earlier under the provisions of this Section 10.

        10.02 AUTOMATIC RENEWAL AND EXTENDED TERM. In any case in which Exhibit A includes Minimum Peformance Requirements (as defined in Section 10.03) and Developer has not granted to any third party rights to distribute Localized Software or Localized Technology under its option to do so under Section 10.03, the term of this Agreement shall be automatically renewed for an additional period of one (1) year upon the end of each one (1) year term. This Agreement shall not so automatically renew where no Minimum Performance Requirements are so included in Exhibit A. Further, Exhibit A may specifically provide for a term of more than one (1) year, including a perpetual term (an "Extended Term"), in connection with, among other terms and conditions, for an advance or other lump-sum royalty or other payment. Such Extended Term shall be provided only by specific language to that effect, and shall not otherwise be implied or construed from the terms of this Agreement or any Exhibit A. In the case of any Extended Term, Exhibit A shall be deemed to include annual Minimum Performance Requirements for the duration of such Extended Term, and such deemed Requirements shall be deemed to be met on an annual basis for the duration of such Extended Term.

        10.03 CONVERSION TO NON-EXCLUSIVE DISTRIBUTORSHIP. In the event Distributor fails to meet Minimum Peformance Requirements for any period in which such Requirements are provided for in Exhibit A, Developer shall have the ption to grant to any third party rights to distribute Localized Software or Localized Technology in the Territory notwithstanding the provisions of Section
2.02. Such option may be exercised by giving notice to Distributor of Developer's desire to grant such rights at any time within eleven (11) months after the end of any period in which Distributor fails to meet such Requirements. The fact that after such failure Developer meets such Requirements shall not affect Developer's option or grant of rights. Such rights may be granted for the remainder of the term of this Agreement or such longer period as Developer shall desire. Failure by Distributor to meet any of such Minimum
Performance Requirements shall not, however, constitute a breach of this Agreement. "Minimum Performance Requirements" for purposes of this Agreement shall mean any such requirements specifically described as such on Exhibit A.

        10.04 RETENTION, RETURN AND TRANSFER OF MATERIALS AND INTELLECTUAL PROPERTY RIGHTS. All Software or Technology, trademarks, trade names, packaging trade dress, patents, other intellectual property rights, (including all derivative works and enhancements) samples, literature and sales aides of every kind shall remain the property of Developer, regardless of whether provided by Developer to Distributor or whether created, developed, modified or otherwise obtained by Distributor. Immediately upon termination of this Agreement, Distributor shall ship or transfer to Developer, as Developer may direct, all such items in its possession (or ownership, if any), at Developer's expense. Distributor shall further execute any and all such documents as Developer may request in order to convey and transfer title to any such property to Developer. Distributor shall not make or retain any copies of any confidential items or information which may have been entrusted to it. Effective upon the termination of this Agreement, Distributor shall cease to use all trademarks, service marks, tradenames, packaging trade dress, or other intellectual property rights used in connection with Software or Technology by either Distributor or Developer.

        10.05 BREACH AND TERMINATION. Prior to terminating this Agreement, requesting arbitration, filing suit or taking similar action upon a breach of this Agreement by either party, the non-breaching party shall give the breaching party notice of the basis for asserting such breach. If the breaching party fails to cure such breach within thirty (30) days, and the breach is a material breach, the non-breaching party may terminate this Agreement. If the breach is the non-payment of amounts due under this Agreement, the breach shall be deemed to be a material breach, and the breaching party shall have fifteen (15) days to cure such breach.

        10.06 WAIVER OF LIABILITY ON TERMINATION. Should this Agreement or any portion thereof expire, be terminated or not be renewed at any time for any reason, neither party will be liable to the other because of such expiration, termination or non-renewal for reimbursement of costs or expenses or for damages on account of the loss of prospective profits, anticipated sales, goodwill or on account of expenditures, inventory, investments, leases or commitment in connection with the business of Developer or Distributor, or for any other reason whatsoever flowing from such termination or expiration. Termination shall not, however, relieve either party of any obligation incurred before termination or of liability for breach of any of the provisions of this Agreement. Distributor hereby specifically waives, to the maximum extent permitted by law, any claims for compensation damages arising out of the termination or expiration of this Agreement in accordance with its terms.

11.  PROPERTY RIGHTS.

        11.01 OWNERSHIP. Distributor agrees that Developer owns all right, title and interest in the Software or Technology now or hereafter subject to this Agreement, and in all patents, trademarks, trade names, inventions, copyrights, know-how, trade secrets, and any other proprietary information relating to the design, operation or maintenance of the Software or Technology, and all marketing, sales or other promotional materials, trade dress, and artwork utilized in connection with the Software or Technology. Distributor shall not record or file or otherwise attempt to establish ownership of such items in Distributor's name. The use by Distributor of any of these property rights is authorized only for the purposes set forth in this Agreement, and upon termination of this Agreement for any reason such authorization shall cease except to the extent necessary for Distributor to provide maintenance to its existing customers for the Software or Technology. Software source code shall be disclosed by Developer to Distributor only in Developer's sole discretion. The parties agree that their mutual intention is that after any termination of this Agreement (or after Distributor's rights under this Agreement become non-exclusive), Developer shall have all legal rights, and shall be allowed, to continue manufacture, distribution and sale of the Software or Technology in the form and manner which the Software or Technology were so manufactured, distributed and sold during the term of this Agreement.

        11.02 TRADEMARKS. Distributor shall distribute Software or Technology using only trademarks, tradenames and servicemarks expressly authorized in writing by Developer ("Trademarks"). Distributor shall assist Developer in selecting local Trademarks, the sole owner of which shall be Developer. Distributor admits the validity of, and agrees not to challenge, any Trademarks and agrees that all rights that may be acquired by use of Trademarks shall inure to the sole benefit of Developer. Where Developer, in its sole discretion, deems it appropriate, Distributor shall be recorded as a registered user of Trademarks, and will cooperate with Developer to be so recorded. Distributor shall not use the Trademarks or any part thereof as part of its name, and shall not use any similar name, trademarks, service mark or other designation similar to the Trademarks. Distributor agrees not to register any trademarks similar to the Trademarks, and to assign any such registrations to Developer. If any application for registration which is or has been filed by Distributor relates, as determined in the sole discretion of Developer, to a mark which is similar, deceptive or misleading with respect to any of the Trademarks, Distributor shall reimburse Developer for all cost and expenses of any opposition or related proceedings, including attorneys fees, brought by Developer or its authorized representative to challenge, oppose or cancel such application or registration. In the event Distributor learns of any actual or threatened infringement of a Trademark or any passing- off, or any third party alleges that any Trademark is liable to cause deception or confusion to the public, Distributor shall immediately notify Developer, and Distributor shall provide reasonable assistance to Developer if Developer determines to commence or defend proceedings. Any such proceeding, and any recovery in such proceeding, shall be equally divided between Developer and Distributor. Nothing in this Agreement shall be construed to require Developer to defend or enforce the Trademarks. Distributor shall comply with all applicable laws and regulations pertaining to the proper use and designation of the Trademarks in the Territory, and shall notify Developer promptly (and in any event within thirty (30) days) of any law or regulation which is inconsistent with any provision of this Agreement. Upon request, Distributor agrees to assist Developer in the filing and recording of Developer's trade names, copyrights, patents and trademarks in Territory.

12. INDEMNIFICATION OF DEVELOPER. Distributor will defend, indemnify and hold Developer harmless from and against any and all actions, damages, liabilities, costs, and expenses (including but not limited to attorney's fees) incurred by Developer as a result of (i) any false or misleading statement made by
Distributor  to  any  customer  or  potential  customer;   (ii)  any  breach  by
Distributor of any terms or conditions set forth in this Agreement, or of any representations or warranties made by Distributor under this Agreement, (iii) any action taken by Distributor in the performance of this Agreement which is not authorized by Developer, or (iv) infringement or violation with respect to the Territory of any patents, copyrights, trade secrets, or other proprietary or intellectual property rights by any product owned by Developer which is localized or distributed by Distributor.

13. INDEMNIFICATION OF DISTRIBUTOR. Developer warrants that as of the Effective Date of any Exhibit A attached to this Agreement, the Software or Technology specified in such Exhibit A does not infringe upon any copyrights or trade secrets of any third party. Developer agrees, at its own expense, to defend and indemnify Distributor, if necessary, against any actions, liabilities, costs, damages, claims, losses and expenses (including but not limited to attorney's fees) arising out of Developer's breach of this warranty.

14. CONFIDENTIALITY. Distributor acknowledges that it may acquire information which is proprietary or confidential to Developer, including technology within the meaning of Section 1.09, or financial, product, sales or marketing information (collectively, and in whatever form, "Confidential Information"). Distributor agrees to hold such Confidential Information in strict confidence and not to copy, reproduce, sell, assign, license, market, transfer or otherwise disclose such information to third parties or to use such information for any purposes without the express written consent of Developer, and to advise Distributor's employees, agents, and representatives of their obligation to keep such information confidential. Distributor shall use reasonable efforts to identify and prevent any unauthorized use or disclosure of Confidential Information, and shall advise Developer in the event Distributor learns or has reason to believe that any person has violated or intends to violate the terms of this Agreement, and will cooperate in seeking injunctive relief against such person. Distributor shall have the right to disclose Confidential Information to its employees, agents and third party consultants who have a need to know such information in the course of localization, marketing or distribution of the Software or Technology, provided that each such person signs a nondisclosure agreement with respect to such information to protect its confidentially.

15. ARBITRATION, JURISDICTION AND VENUE. Except as provided below, any dispute or claim between the parties shall be finally settled by binding arbitration in Seattle, Washington under the Rules of the American Arbitration Association by a single arbitrator who is knowledgeable about the development, distribution, and licensing of computer software or technology, as appropriate. In resolving all such disputes, the arbitrator shall apply the law of the State of Washington as more fully set forth in Section 16. Developer may, however, at its option, seek a temporary restraining order, preliminary injunction, permanent injunction and any other form of equitable relief from any court having jurisdiction over the subject matter and personal jurisdiction over Distributor. Distributor hereby consents to and submits to the jurisdiction of federal and state courts located in the State of Washington. Should any such action be commenced in the State of Washington, Distributor agrees not to assert, and hereby waives, any defenses based on improper venue, inconvenience of the forum, lack of personal jurisdiction or sufficiency of service of process or the like. Distributor hereby appoints the Secretary of State of the State of Washington as Distributor's agent for service of process.

16. CHOICE OF LAW. This Agreement shall be governed by and construed under the laws of the State of Washington without regard to conflict of laws principles or the U.N. Convention on Contracts for the International Sale of Goods.

17. LEGAL EXPENSE. The prevailing party in any legal action or arbitration brought by one party against the other arising out of this Agreement shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses, including court costs and reasonable attorney's fees.

18. ENTIRE AGREEMENT: AMENDMENT. This Agreement constitutes the entire agreement of the parties relating to its subject matter and supersedes any prior agreements, written or oral. This Agreement may be revised or amended only in a writing executed by the parties.

19. NOTICES.

        Any notices or other communications given in connection with this Agreement will be validly given if in writing, and will be effective upon personal delivery or upon delivery if sent by recognized carrier or by facsimile transmission, with confirmation of the time and date of delivery, to the following or such other person as the party may respectively designate in the manner set forth in this Section:

If to Developer:    Acceleration Software International Corporation
                    1223 N.W. Finn Hill Road
                    Poulsbo, WA 98370, United States
                    FAX 360-598-2450


If to Distributor:  Pointe Control, Inc.
                    P.O.Box 1462
                       North Bend, WA 98405, United States

IN WITNESS WHEREOF, the parties have entered into this Agreement effective as of the date provided above.

"Developer"                            "Distributor"

Acceleration Software Int. Corp.       Point Control, Inc.
a Washington corporation               a Washington corporation



by /s/ Clint T. Ballard                by /s/ Robert Miracle
  -----------------------------          --------------------------------
  Clint T. Ballard, its C.E.O.           Robert Miracle, its Managing Director

                                 Exhibit "A" to
                  Distribution Agreement dated November 9, 1996

Effective Date. February 1, 1998 for this Exhibit A, which supercedes the International Distributor Agreement entered into on November 2, 1995 and further amended on February 16, 1996 and the Exhibit A dated August 12, 1997 for "virtual CD-ROM" between Acceleration Software International Corporation and Pointe Control.

Territory. Japan.

Software or Technology. The Software shall consist of Developer's software programs commonly known as "Phantom CD 2.0" for Windows 95. Phantom CD 2.0 may be sold in Retail Sales, OEM Sales, and Site Licenses (within the meaning of Section 2.02 and this Exhibit A).

Payment. CD-ROM Discs for Retail Sales. Payment to Developer shall be in the amount of Twenty Dollars (US$20) for each CD-ROM disc containing Phantom CD 2.0, which is purchased from Developer for resale to an End User in a transaction not in connection with an OEM Sale or a Site License (within the meaning of Section 2.03) ("Retail Sale")

CD-ROM Discs for OEM Sales and Site Licenses. Payment to Developer in connection with both OEM Sales and Site Licenses (within the meaning of Section 2.03) shall be sixty percent (60%) of the gross receipts.

Minimum Performance Requirements. Net of product returns/exchanges, Distributor shall purchase Ten Thousand (10,000) copies every three months commencing February 1, 1998, during the term of this Agreement for distribution in Retail Sales in accordance with this Exhibit A. The initial order shall be for Ten Thousand (10,000) copies.

Incorporation into Distribution Agreement. This Exhibit A is hereby made a part of the Distribution Agreement dated November 9, 1996, between Acceleration Software and Pointe Control, Inc., including but not limited to Sections 15 and 16 providing that disputes shall be settled by binding arbitration in, and according to the laws of, the State of Washington, U.S.A., and the parties executing below hereby agree to be bound by the terms and conditions of such Agreement.

"Developer"                            "Distributor"

Acceleration Software Int. Corp.,      Pointe Control, Inc.
a Washington corporation               a Washington corporation


by    /s/ Clint L. Ballard             by   /s/ Robert Miracle
   ------------------------------         -----------------------------
   Clint L. Ballard, its C.E.O.           Robert Miracle, its Managing Director

                                 Exhibit "A" to
                  Distribution Agreement Dated November 9, 1996

Effective Date.  August 14, 1998 for this Exhibit A.

Territory.  Japan.

Software or Technology. The Software shall consist of Developer's programs called SuperFassst! '98.

Payment. Payment to Developer shall be US $750,000 (seven hundred fifty thousand dollars) according to the following schedule:

1. Final Acceptance of production master        $375,000
2. September 1st, 1998                          $ 75,000
3. October 1st, 1998                            $ 75,000
4. November 1st, 1998                           $ 75,000
5. December 1st, 1998                           $ 75,000
6. January 1st, 1998                            $ 75,000

Total:                                          $750,000

Upon receipt by Developer of the Total according to the schedule above, an Unlimited License for the Software will be granted. Upon receipt of payment 1, for $375,000 above, all subsequent payments are an irrevocable obligation of Pointe Control and Source. In the event of a delay of any payment by 3 days, all unpaid amounts become due immediately with interest of 0.05% per day compounded daily to accrue immediately. Both parties agree that at the sole discretion of the Developer, other remedies can be chosen which may include but not be limited to, immediate termination, conversion to non-exclusive, recalculation of amounts due based on units manufactured, etc.

Incorporation into Distribution Agreement. This Exhibit A is hereby made a part of the Distribution Agreement dated November 9, 1996, between Acceleration Software and Pointe Control, Inc., including but not limited to Sections 15 and 16 providing that disputes shall be settled by binding arbitration in, and according to the laws of, the State of Washington, U.S.A., and the parties executing below hereby agree to be bound by the terms and conditions of such Agreement.

"Developer"                            "Distributor"

Acceleration Software Int. Corp.,      Pointe Control, Inc.
a Washington corporation               a Washington corporation


by   /s/ Clint L. Ballard              by   /s/ Robert Miracle
   -----------------------------          -------------------------------------
   Clint L. Ballard, its C.E.O.           Robert Miracle, its Managing Director

                                 Exhibit "A" to
                  Distribution Agreement Dated November 9, 1996

Effective Date.  January 20th, 1999 for this Exhibit A.

Territory.  Japan.

Software or Technology. The Software shall consist of Developer's products called:
        1. SuperFassst!  iMacintosh
        2. d-Time MP3
        3. d-Time iMacintosh
        4. Phantom NT
        5. Phantom iMacintosh
        6. - 10.  Five more Windows '95/'98 products TBD during the year.

Payment. Payment to Developer shall be a guaranteed US $2,400,000 (two million four hundred thousand dollars) plus an additional US $400,000 (four hundred thousand dollars) bonus for each of the products 6. to 10. that achieves a "TOP PRODUCT" (as defined below) status according to the following schedule:

1.  February 7th, 1999                 $150,000
2.  March 7th, 1999                    $150,000
3.  April 7th, 1999                    $300,000
4.  May 7th, 1999                      $150,000
5.  June 7th, 1999                     $150,000
6.  July 7th, 1999                     $300,000
7.  August 7th, 1999                   $200,000
8.  September 7th, 1999                $200,000
9.  October 7th, 1999                  $200,000
10. November 7th, 1999                 $200,000
11. December 7th, 1999                 $200,000
12. January 7th, 2000                  $200,000

Sub-Total:                             $2,400,000

"http://www.com-path.ne.jp" has a weekly "System and Utilities" best sellers list for software products in Japan. Each week that a product is in the Top 10 of this list shall earn two points and each week that it is #11 to #20 on this list shall earn one point toward being a TOP PRODUCT. A product shall be deemed to be a TOP PRODUCT after it accumulates 18 such points and the bonus shall be paid within 30 days after the 18th point is earned. A product can earn such points only during the 28 weeks following its initial appearance on the list. Only products 6. through 10. are eligible for a TOP PRODUCT bonus, for a maximum possible bonus of two million dollars. In the event that a product is released that is categorized outside of the "System and Utilities" category, the appropriate category's best sellers list shall be used.

Upon receipt by Developer of all of the above payments according to the schedule above, an Unlimited License for the Software will be granted. Upon receipt of payment 1. for $150,000, all subsequent payments are an irrevocable obligation of Pointe Control and Source. In the event of a delay of any payment by 3 days, all unpaid amounts become due immediately with interest of 0.05% per day compounded daily to accrue immediately. Both parties agree that at the sole discretion of the Developer, other remedies can be chosen which may include but not be limited to, immediate termination, conversion to non-exclusive, recalculation of amounts due based on units manufactured, etc.

In the event that the 10 SKU's cannot be delivered by January 1st, 2000, Acceleration Software will continue to work to complete them without additional payments. In the event that the 10 SKU's are delivered ahead of schedule, a new agreement will be entered into to cover SKU's beyond the 10 from this agreement. In such a scenario, there would be overlapping payment streams from this agreement and the new agreement.

Incorporation into Distribution Agreement. This Exhibit A is hereby made a part of the Distribution Agreement dated November 9, 1996, between Acceleration Software and Pointe Control, Inc., including but not limited to Sections 15 and 16 providing that disputes shall be settled by binding arbitration in, and according to the laws of, the State of Washington, U.S.A., and the parties executing below hereby agree to be bound by the terms and conditions of such Agreement.

"Developer"                             "Distributor"

Acceleration Software Int. Corp.,       Pointe Control, Inc.
a Washington corporation                a Washington corporation


by  /s/ Clint L. Ballard                by   /s/ Robert Miracle
  ------------------------------           -----------------------------------
  Clint L. Ballard, its C.E.O.             Robert Miracle, its Managing Director

AMENDMENT TO EXHIBIT "A" EFFECTIVE JANUARY 20, 1999 TO DISTRIBUTION AGREEMENT DATED NOVEMBER 9, 1996

EFFECTIVE DATE.    October 14th, 1999 for this Exhibit A.

TERRITORY.   Japan

SOFTWARE OR TECHNOLOGY.   The Software shall consist of Developer's products
called:

 1. d-Time '98 (done)
 2. MP3 App for '98 (done)
 3. d-Time iMacintosh (done)
 4. MP3 App for iMacintosh (done)
 5. Compilation product comprising existing versions of: (done) d-Time '98, SuperFassst! '98, Webcelerator '98, Phantom '98
 6. TBD
 7. TBD
 8. TBD
 9. TBD
 10.TBD

PAYMENT. Payment to Developer shall be a guaranteed additional US
$1,050,000 (one million fifty thousand dollars) plus an additional US $400,000 (four hundred thousand dollars) bonus for each of the products 4. through 10. that achieves a "TOP PRODUCT" (as defined below) status according to the following schedule:

1. November 7th, 1999                       $  150,000
2. December 7th, 1999                       $  150,000
3. January 7th, 2000                        $  150,000
4. February 7th, 2000                       $  150,000
5. March 7th, 2000                          $  150,000
6. April 7th, 2000                          $  150,000
7. May 7th, 2000                            $  150,000
Sub-Total:                                  $1,050,000

"http://www.com-path.ne.jp" has a weekly "System and Utilities" best sellers list for software products in Japan. Each week that a product is in the Top 10 of this list, or comparable list, shall earn two points and each week that it is #11 to #20 on this list shall earn one point toward being a TOP PRODUCT. A product shall be deemed to be a "TOP PRODUCT" after it accumulates 18 such points and the bonus shall be paid within 30 days after the 18th point is earned. A product can earn such points only during the 28 weeks following its initial appearance on the list. Products 4. to 10. are eligible for a TOP PRODUCT bonus, with a maximum possible bonus of two million dollars. In the event that a product is released that is categorized outside of the "System and Utilities" category, the appropriate category's best sellers list shall be used.

Upon receipt by Developer of all of the above payments according to the schedule above, an Unlimited License of the Software will be granted. All payments are an irrevocable obligation of Pointe Control and Source. In the event of a delay of any payment by 3 days, all unpaid amounts become due immediately with interest of 0.05% per day compounded daily to accrue immediately. Both parties agree that at the sole discretion of the Developer, other remedies can be chosen, which may include but not be limited to, immediate termination, conversion to non-exclusive, recalculation of amounts due based on units manufactured, etc.

In the event that the 10 SKU's cannot be delivered by May 7th, 2000, Acceleration Software will continue to work to complete them without any more payments than the above. In the event that the 10 SKU's are delivered ahead of schedule, a new agreement will be entered into to cover SKU's beyond the 10 from this agreement. In such a scenario, there would be overlapping payment streams from this agreement and the new agreement.

ALTERNATIVE SOURCE OF PAYMENT. Both parties agree to let Huge Incorporated have the option to make the monthly and bonus payments instead of Pointe Control and each such payment shall remove Pointe Control's obligation for that specific payment. In the event that Developer receives all remaining payments from Huge Incorporated, all parties agree that Huge Incorporated shall be the one granted the Unlimited License for all of the Software.

INCORPORATION INTO DISTRIBUTION AGREEMENT. This Exhibit A is hereby made a part of the Distribution Agreement dated November 9, 1996, between Acceleration Software and Pointe Control, including but not limited to Sections 15 and 16 providing that disputes shall be settled by binding arbitration in, and according to the laws of, the State of Washington, U.S.A., and the parties executing below hereby agree to be bound by the terms and conditions of such Agreement.

"Developer"                          "Distributor"

Acceleration Software Int. Corp.     Pointe Control
a Washington corporation             a Washington corporation


by  /s/ Clint Ballard                by  /s/ Robert Miracle
   --------------------------           ------------------------------------
   Clint Ballard, its C.E.O.           Robert Miracle, its Managing Director